Exhibit 1
JOINT FILING AGREEMENT
     The undersigned hereby agree that the Schedule 13G with respect to the Ordinary Shares, par value $0.01 per share, of Fabrinet, dated as of February 14, 2011, is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

February 14, 2011	Asia Pacific Growth Fund III, L.P. By: Asia Pacific Associates III, Ltd.
	By:	/s/ Jarlon Tsang, Attorney-in-Fact

February 14, 2011	Asia Pacific Associates III, Ltd.
	By:	/s/ Jarlon Tsang, Attorney-in-Fact

February 14, 2011	H&Q Asia Pacific, Ltd.
	By:	/s/ Jarlon Tsang, Attorney-in-Fact

February 14, 2011	Ta-Lin Hsu
	By:	/s/ Jarlon Tsang, Attorney-in-Fact

*	Signed pursuant to a Power of Attorney filed as an Exhibit to this Schedule 13G of which this Exhibit is a part.